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                                                                   EXHIBIT 10.24

                              [Quinton Letterhead]

October 9, 2003

Mr. Darryl Lustig
3 South Liberty Drive
South Barrington, IL  60010

Re:   FY 2003 Sales Bonus

DEAR DARRYL:

      The purpose of this letter is to document our previous discussions regarding the criteria and potential amount of your FY 2003 sales bonus. This sales bonus is separate from, and in addition to, your one-time Burdick integration bonus, as well as your MIP participation, for FY 2003.

Your FY 2003 sales bonus will be based on the recorded revenues of all Burdick products for the year, including the domestic, international, direct and service portions. Your target for those revenues is $35.0 million. If you qualify for a bonus, the bonus will be calculated by multiplying a percentage factor by the revenues achieved, as more fully described below. However, if you do not achieve at least 90% of your target, you will not qualify for a bonus.

If you achieve between 90% and 105% of your target, the bonus will be calculated using a factor of 0.100%. If you achieve between 105% and 110% of your target, the bonus will be calculated using a factor of 0.125%. If you achieve more than 110% of your target, the bonus will be calculated using a factor of 0.150%.

For example, if FY 2003 revenue for Burdick products is $34.3 million, then 34.3/35.0 = 98%. At 98%, a factor of 0.100% is used, which means that your bonus would be $34,300,000 X 0.100% or $34,300. But if FY 2003 revenue for Burdick products is $37.8 million, then 37.8/35.0 = 108%. At 108%, a factor of 0.125% is used, which means that your bonus would be $37,800,000 X 0.125% or $47,250.

Your sales bonus, if any, will be paid in no later than 30-days after the conclusion of the audit of financial statements and their filing with SEC for the year ending December 31, 2003. The audited financial statements will be used to assure the reasonableness of the revenue amount used in computing your bonus. If the audit and filing with the SEC is not completed by March 31, 2004, however, the incentive, if any, will be paid during the following month.

Separation of employment (by resignation or termination) prior to March 31, 2004 will result in forfeiture of the bonus payment.

If this is acceptable to you please indicate by signing below.

                                        Accepted:

/s/ John R. Hinson                      /s/ Darryl Lustig
John R. Hinson                          Darryl Lustig
President & CEO                         Vice President